Co-Diagnostics, Inc. and LGC, Biosearch Technologies Sign License Agreement for CoPrimer Technology

Co-Diagnostics agrees to license CoPrimers™ for use in agricultural applications

Salt Lake City, Utah – October 30, 2018 - Co-Diagnostics, Inc. (Nasdaq: CODX), a molecular diagnostics company with a unique, proprietary platform for the development of molecular diagnostic tests, and LGC, Biosearch Technologies, a global leader in the design, development, and manufacture of sophisticated, custom oligonucleotide-based tools and associated reagents for applied markets, announced today that they have signed an exclusive license agreement related to the use of the Company’s CoPrimer™ technology for both research and commercial applications.

This Agreement is the result of a joint development project conducted over the past year to test the performance of CoPrimers in multiplexed reactions when locating specific genetic traits in seed products and genetic mutations, including SNP detection.

Dwight Egan, CEO of Co-Diagnostics, commented, “The importance of the validation for our company and technology provided by this license agreement cannot be overstated. We believe the participation of an industry leading portfolio like Biosearch Technologies speaks volumes about the quality and uniqueness of our CoPrimer platform technology. As Biosearch Technologies clients begin to adopt our technology under the terms of this agreement, we look forward to offering our CoDX Design Services to help streamline and improve their operations, as well as to introducing them to further applications of CoPrimers to widen our customer base.

“Co-Diagnostics anticipates this to be the first of many CoPrimer technology license agreements where the accuracy, time- and cost-saving advantages of true multiplex polymerase chain reaction (“PCR”), without concern of cross-reactivity among primer sets leading to inaccurate results, is critical for the application. We expect that the results of the research and proofs of concept we have demonstrated throughout the course of the development project will have direct applications to any business, industry, or institution that relies on PCR technology, and that all such industries will benefit from an improved, better PCR.”

Mark Dearden, VP Strategy and Marketing, LGC, Biosearch Technologies, said, “The addition of the CoPrimer technology to our portfolio demonstrates our commitment to apply innovative technologies that drive workflow efficiencies and enable our customers to achieve more. We believe the CoPrimer technology overcomes many of the traditional shortfalls of multiplex PCR, and are confident our customers will also realize the added flexibility and scalability this technology can bring to their businesses. The technology is highly complementary to our existing oligonucleotide and PCR reagent portfolio, and aligns with our strategy to develop highly innovative, mission critical tools in this space.

“While this Agreement covers the core CoPrimer technology for PCR applications, we are excited about the growing partnership with Co-Diagnostics. LGC is hopeful our expertise in automation, reagents, and oligonucleotides will help expand the applications for the CoPrimer technology, and look forward to future collaborations with Co-Diagnostics.”

Biosearch Technologies, the complete genomics portfolio from LGC, operates from cGMP and ISO 13485:2016 certified production facilities and has been the sole manufacturer of Co-Diagnostics’ CoPrimers since 2013.

LGC is an international leader in the extended life sciences sector, including human healthcare, agri-food & the environment. LGC provides a comprehensive range of reference materials, proficiency testing schemes, genomics reagents and instrumentation, as well as research and measurement services. Its scientific tools and solutions enable organisations to advance research, develop new products and form an essential part of their quality and compliance procedures.

www.lgcgroup.com

www.codiagnostics.com

Notes

Mark Dearden is available for interview. Biosearch Technologies’ logo and pictures available on request.

About LGC

LGC is an international leader in the extended life sciences sector, including human healthcare, agri-food & the environment. LGC provides a comprehensive range of reference materials, proficiency testing schemes, genomics reagents and instrumentation, as well as research and measurement services. Its scientific tools and solutions enable organisations to advance research, develop new products and form an essential part of their quality and compliance procedures.

LGC’s 2,300 employees include internationally-recognized scientists who are experts in their field. Headquartered in London, it operates out of 19 countries worldwide and is extensively accredited to quality standards such as GMP, GLP, ISO 13485, ISO 17034, ISO 17043, ISO/IEC 17025 and ISO 9001.

LGC has been home to the UK Government Chemist for more than 100 years and is the UK National Measurement Laboratory and Designated Institute for chemical and bio measurement. LGC has been privately-owned since 1996 and has diversified through internal investment and acquisition to be an international leader in its chosen niche markets. LGC is now owned by funds affiliated with KKR.

For more information, please visit www.lgcgroup.com

Media contact details

LGC

Julian Quigley

Media Relations & Social Media Manager

+44 (0)20 8943 8491

julian.quigley@lgcgroup.com

About Co-Diagnostics, Inc.

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets a new, state-of-the-art diagnostics technology. The Company’s technology is utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests to locate genetic markers for use in industries other than infectious disease and license the use of those tests to specific customers.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Forward-looking statements in this release include statements regarding the (i) use of funding proceeds, (ii) expansion of product distribution, (iii) acceleration of initiatives in liquid biopsy and SNP detection, (iv) use of the Company’s liquid biopsy tests by laboratories, (v) capital resources and runway needed to advance the Company’s products and markets, (vi) increased sales in the near-term, (vii) flexibility in managing the Company’s balance sheet, (viii) anticipation of business expansion, and (ix) benefits in research and worldwide accessibility of the CoPrimer technology and its cost-saving and scientific advantages. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances. Actual results may differ materially from those contemplated or anticipated by such forward-looking statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Company Contact	Investor Contact
Andrew Benson	Joe Diaz, Robert Blum and Joe Dorame
Co-Diagnostics Investor Relations	Lytham Partners, LLC
801-438-1036	602-889-9700
investors@codiagnostics.com